Exhibit 2.2

Certain identified information marked with [***] has been excluded from this exhibit because it is not material and is of the type that the registrant treats as private or confidential.

Dated ___ September 2021

FWD Group Holdings Limited

and

PCGI HOLDINGS LIMITED

and

FWD LIMITED

and

FWD GROUP LIMITED

and

THE SECURITYHOLDERS (AS DEFINED HEREIN)

IMPLEMENTATION AGREEMENT

relating to the proposed equity restructuring of the FWD Group and the proposed listing of shares in FWD Group Holdings Limited (formerly known as PCGI Intermediate Holdings Limited)

Linklaters
11th Floor, Alexandra House

Chater Road

Hong Kong

Telephone (+852) 2842 4888

Facsimile (+852) 2810 8133/2810 1695

Ref L-294683

Contents

1	Definitions and Interpretation	2

2	Agreement	8

3	Consideration	8

4	Conditions	9

5	Pre-Closing	9

6	Closing	10

7	Representations, Warranties and Undertakings	11

8	Deemed award of Ordinary Shares and CPS to the IPO Company	14

9	Other Provisions	14

Schedule 1	41

Schedule 2	42

Schedule 3	43

i

This Implementation Agreement (this “Agreement”) is made on ___ September 2021 among:

(1)	FWD GROUP HOLDINGS LIMITED (formerly known as PCGI Intermediate Holdings Limited), a company incorporated in the Cayman Islands with limited liability and registered as a non-Hong Kong company in Hong Kong, whose registered office is at Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands and whose registered number is 276336 (the “IPO Company”);

(2)	PCGI HOLDINGS LIMITED, a company incorporated in the Cayman Islands whose registered office is at Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands and whose registered number is 276338 (“PCGI Holdings”, together with the IPO Company, the “PCG Parties”);

(3)	FWD LIMITED, a company incorporated in the Cayman Islands with limited liability and registered as a non-Hong Kong company in Hong Kong, whose registered office is at Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands and whose registered number is 273947 (“FL”);

(4)	FWD GROUP LIMITED, a company incorporated in the Cayman Islands with limited liability and registered as a non-Hong Kong company in Hong Kong, whose registered office is at Vistra (Cayman) Limited, P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands and whose registered number is 274405 (“FGL”, together with FL, collectively the “FWD Parties”); and

(5)	THE SECURITYHOLDERS, being holders of interests in the FWD Securities and whose respective names and addresses are set out in Schedule 1 to this Agreement (each a “Securityholder” and together, the “Securityholders”),

(each a “Party” and together, the “Parties”).

WHEREAS:

(A)	Each Securityholder currently holds its interests in the FWD Group through the holding of Ordinary Shares, Preference Shares and/or CPS (as the case may be) issued by the FWD Parties in a parallel ownership structure.

(B)	Part A of Schedule 2 sets out the structure chart of the FWD Group and its controlling shareholders, as at the date of this Agreement:

(a)	The Principal directly holds 100% of the total issued share capital of PCGI Holdings.

(b)	PCGI Holdings holds 100% of the total issued share capital of the IPO Company, which in turn holds 84.8226% of the total voting rights in FL and 84. 8226% of the total voting rights in FGL.

(C)	According to the terms of the Preference Shares, in the event of an initial public offering and listing of any securities of a FWD Party on any stock exchange, the Preference Shares in that FWD Party shall convert into Ordinary Shares of that FWD Party at a ratio of 1:1.

(D)	According to the terms of the CPS, following the giving by a FWD Party of a notice of the intended offering and listing of shares of a holding company of the FWD Party, each CPS shall be mandatorily converted into shares of such holding company of the FWD Party at the latest practicable time prior to the relevant proposed listing date.

(E)	It is noted that the PCG Parties and the FWD Parties are contemplating a proposed initial public offering of the FWD Group through the IPO Company, with Listing proposed to occur by the end of September 2021. Accordingly, it is the intention of each Ordinary Shareholder, Preference Shareholder and CPS Holder (together, the “Selling Securityholders”) that it shall hold its interests in the FWD Group through the holding of IPO Company Ordinary Shares upon Listing.

(F)	In order to allow each Selling Securityholder to hold its interests in the FWD Group through the holding of IPO Company Ordinary Shares upon Listing, on 7 February 2021, the Parties (other than the New Management Shareholders) entered into a Framework Agreement (the “Framework Agreement”) under which it was proposed that, subject to the Listing taking place (which in turn is subject to all requisite regulatory approvals having been obtained), each Selling Securityholder (other than the New Management Shareholders) would sell its respective entire holding of Ordinary Shares, Preference Shares and/or CPS (as the case may be) as at Closing on the terms and conditions set out in the Framework Agreement. Details of each such Selling Securityholder’s interests in the securities of FL and FGL were set out in an individual addendum entered into between each such Selling Securityholder and the PCG Parties and the FWD Parties dated on or about the date of the Framework Agreement (each a “Framework Agreement Shareholding Addendum”).

(G)	To reflect certain changes to the IPO since the date of the Framework Agreement, the Parties propose to terminate the Framework Agreement and to enter into this Implementation Agreement. Details of each Selling Securityholder’s respective entire holding of Ordinary Shares, Preference Shares and/or CPS (as the case may be) as at Closing (together, the “Sale Securities”) are set out in an individual addendum to be entered into between each such Selling Securityholder and the PCG Parties and the FWD Parties dated on or about the date of this Agreement (each a “Shareholding Addendum”).

(H)	Part B of Schedule 2 sets out the expected structure chart of the FWD Group and its controlling shareholders, immediately after the sale and purchase of the Sale Securities and the issue of IPO Company Ordinary Shares to the Selling Securityholders in accordance with the terms and conditions set out in this Agreement on the basis of the shares of FL and FGL in issue on the date of this Agreement.

IT IS AGREED as follows:

With effect from the date of this Agreement, the Framework Agreement and the Framework Agreement Shareholding Addenda shall be terminated in full and replaced by the terms and conditions set out in this Implementation Agreement and the Shareholding Addenda.

1	Definitions and Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions

“Affiliate” means, with respect to a person, any other person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such person;

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

“Business Day” means a day, other than a Saturday, Sunday or public holiday, on which banks are open for general business in Hong Kong, the Cayman Islands, New York and, for the purposes of calculating the Warrant Settlement Date and Clause 5.3 only, Beijing, and excluding any day on which a black rainstorm warning or a Strong Wind Signal No. 8 or above is issued by the Hong Kong Observatory;

“Cayman Companies Act” means Companies Act (2020 Revision) of the Cayman Islands, as may be amended and restated from time to time;

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Closing” means implementation of the steps as set out in Clause 6;

“Closing Conditions” means the conditions to Closing as set out in Clause 4;

“Closing Tax Liability” has the meaning set out in Clause 9.7.3;

“Control” means the power, directly or indirectly, to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise, and the terms “Controlled by” and “under common Control with” have meanings correlative to the foregoing;

“CPP Shares” means ordinary shares in the share capital of the IPO Company (whether or not they carry weighted voting rights) (if any) to be issued by the IPO Company as a concurrent private placement (or equivalent) at the time of the IPO;

“CPS” means each and any series of convertible preference shares issued by FL or FGL (as the case may be);

“CPS Amendments” means the amendments to the terms of the CPS that are necessary to (a) remove the Discount Option and (b) reset the “Internal Rate of Return” (as referred to in the definition of “Redemption Amount” as set out in the relevant terms and conditions of such series of CPS) to such percentage per annum as the investor would have achieved if the Discount Option had applied;

“CPS Holder” means a holder of CPS (excluding, for the purpose of this Agreement, the IPO Company);

“Discount Option”, in relation to calculations relating to the CPS, means the option of the relevant CPS Holder to elect, subject to regulatory approval as may be required in connection with the IPO, to receive IPO Company Ordinary Shares on conversion of the CPS at a conversion price lower than the offer price applying to investors acquiring IPO Public Shares in the IPO;

“Dispute” means any dispute or difference of whatsoever nature arising under, out of, in connection with or in relation (in any manner whatsoever) to this Agreement and any documents entered into pursuant to it including: (a) any dispute or difference concerning the initial or continuing existence of this Agreement or any provision thereof or as to whether this Agreement or any provision thereof is invalid, illegal or unenforceable (whether initially or otherwise); or (b) any dispute relating to any non-contractual obligation arising out of or in connection with this Agreement; or (c) any dispute or claim which is ancillary or connected, in each case in any manner whatsoever, to the foregoing;

“Encumbrance” means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Framework Agreement” has the meaning given to it in Recital (F);

“Framework Agreement Shareholding Addendum” has the meaning given to it in Recital (F);

“FWD Articles of Association” means the amended and restated memorandum and articles of association of FL and/or FGL (as the case may be);

“FWD Group” means, collectively, FL, FGL and their respective subsidiaries;

“FWD Securities” means, individually or collectively, the Ordinary Shares, Preference Shares, CPS and Warrants;

“Hong Kong Stock Exchange” means The Stock Exchange of Hong Kong Limited;

“Initial Listing Application” means, in respect of the Proposed Listing and in accordance with the Relevant Listing Rules:

(a)	(if the Proposed Listing is on the Hong Kong Stock Exchange) the Form A1 Listing Application Form and ancillary documents for the Hong Kong Stock Exchange; and

(b)	(if the Proposed Listing is on any other internationally recognised stock exchange) the initial listing application for such stock exchange (including a draft registration statement on Form F-1/S-1 which is filed on a confidential basis);

“Initial Listing Application Filing Date” means the date of filing of the Initial Listing Application;

“IPO” means the initial public offering of the shares of the IPO Company (or of depositary receipts or depositary shares each representing a certain number of the shares of the IPO Company);

“IPO Company Ordinary Shares” means the ordinary shares in the share capital of the IPO Company (which shall rank pari passu with each other), excluding, for the purpose of this Agreement, any shares in the share capital of the IPO Company which carry weighted voting rights, if any (and each share, an “IPO Company Ordinary Share”);

“IPO Price” means the offer price per IPO Company Ordinary Share in the IPO (or, if the IPO is in respect of depositary receipts or depositary shares representing a certain number of IPO Company Ordinary Shares, the offer price per depositary receipt or depositary share in the IPO divided by the number of IPO Company Ordinary Shares represented by each such depositary receipt or depositary share);

“IPO Public Shares” means the new IPO Company Ordinary Shares (which will carry one vote per share at a general meeting of the IPO Company) to be issued by the IPO Company to the public in the form of depositary shares pursuant to the IPO. For the avoidance of doubt, the IPO Public Shares underlying the relevant depositary shares shall rank pari passu with the IPO Company Ordinary Shares upon Listing;

“Listing” means the completion of the Proposed Listing;

“Listing Date” means the date of Listing;

“Listing Notification” means a notice in writing issued by the IPO Company, notifying each Selling Securityholder of the proposed Listing Date, its Relevant Number of IPO Company Ordinary Shares (including in reasonable detail the calculation for such Relevant Number), the steps to be taken and the manner in accordance with which such steps are to be taken to give effect to the sale and purchase of the Sale Securities on Closing;

“Long Stop Date” means 31 December 2021;

“Losses” means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“Market Capitalisation”, in relation to calculations relating to the CPS, means the aggregate market capitalisation of the IPO Company on admission to listing calculated on the basis of (a) the IPO Price and (b) the full exercise of any over-allotment option, and taking into account all proceeds from the Listing;

“New Management Shareholders” means Poramasiri Manolamai, Apirak Chitranondh, Paul Andrew Carrett and Lau Soon Liang;

“Notice” has the meaning given to it in Clause 9.14.1;

“Ordinary Shareholder” means a holder of Ordinary Shares (including a holder of Ordinary Shares issued on a Warrant Exercise, but excluding, for the purpose of this Agreement, the IPO Company);

“Ordinary Shares” means the ordinary shares issued by FL or FGL (as the case may be);

“Preference Shareholder” means a holder of Preference Shares (excluding, for the purpose of this Agreement, the IPO Company);

“Preference Shares” means the preference shares issued by FL or FGL (as the case may be);

“Principal” means Mr. Richard Tzar Kai Li;

“Proposed Listing” means the proposed IPO on the Relevant Stock Exchange;

“Regulatory Approvals” means the regulatory approvals (including from the Hong Kong Insurance Authority, the Hong Kong Securities and Futures Commission, Bank Negara Malaysia, the Cayman Islands Monetary Authority and the Monetary Authority of Macao) required to be obtained under applicable local laws in connection with the proposed sale and purchase of the Sale Securities and the IPO;

“Relevant Listing Rules” means the rules, regulations, requirements or guidance published or promulgated by the Relevant Stock Exchange;

“Relevant Number” means, in respect of each Selling Securityholder, such number of IPO Company Ordinary Shares as will result in such Selling Securityholder holding its Relevant Percentage of the total number of shares in issue in the share capital of the IPO Company on the Listing Date (excluding the IPO Public Shares and the CPP Shares but including those shares in the share capital of the IPO Company which carry weighted voting rights, if any);

“Relevant Percentage” means, in respect of each Selling Securityholder, the percentage of the issued share capital of each of FL and FGL as at Closing which such Selling Securityholder would have held, calculated as if:

(a)	each Ordinary Share deemed to have been issued to the IPO Company pursuant to Clause 8 have been so issued;

(b)	each Preference Share (including those held by the PCG Parties) had converted into one Ordinary Share as at Closing; and

(c)	each CPS (including those held by the PCG Parties or deemed to have been issued to the IPO Company pursuant to Clause 8) had converted into Ordinary Shares as at Closing on the basis of the relevant terms of the CPS and that each Ordinary Share is valued at the IPO Price;

“Relevant Rules” means the Relevant Listing Rules or rules or other requirements of any other relevant regulatory authority;

“Relevant Sale Securities” has the meaning set out in Clause 2.1;

“Relevant Stock Exchange” means the Main Board of the Hong Kong Stock Exchange, the Main Market of the London Stock Exchange, the New York Stock Exchange, the NASDAQ Global Market or the Main Board of the Singapore Exchange on which the IPO Company Ordinary Shares and/or the IPO Public Shares are proposed to be listed and traded;

“Sale Securities” has the meaning set out in Recital (G);

“Selling Securityholders” has the meaning set out in Recital (E);

“Shareholders’ Agreement” means the agreement in relation to the FWD Parties entered into between the IPO Company, PCGI Limited (now merged into the IPO Company), Swiss Re Principal Investments Company Asia Pte. Ltd., Swiss Re Ltd, Mr Huynh Thanh Phong, Mr Wong Ka Kit, Mr Ronald Arculli and the FWD Parties on 16 October 2013 and amended and restated on 31 July 2018 and amended (but not restated) on 18 December 2020;

“Shareholding Addendum” has the meaning set out in Recital (G);

“Surviving Clauses” means Clauses 4.3.2 (Non-Satisfaction), 5.2.2 (CPS Amendments), 9.4 (Confidentiality and Disclosure) and 9.17 (Governing Law and Arbitration);

“Tax Notice” has the meaning set out in Clause 9.7.3;

“Transfer Documents” means the transfer form(s) in respect of the Relevant Sale Securities in favour of the IPO Company (or such other member of the FWD Group as the IPO Company may direct) and all such documents as may be reasonably requested by the IPO Company to give effect to the sale and purchase of the Sale Securities on the terms and conditions set out in this Agreement;

“US$” means the lawful currency of the United States of America;

“Warrant Exercise” means the exercise of the rights of the Warrantholders to subscribe for Ordinary Shares pursuant to the Warrants;

“Warrant Exercise Date” means, in respect of each Warrant Exercise Notice, the date of such Warrant Exercise Notice;

“Warrant Exercise Notice” means the exercise notice to be given by a Warrantholder to exercise the rights of such Warrantholder to subscribe for Ordinary Shares pursuant to the Warrants;

“Warrant Exercise Period”, with respect to each Warrant, means the period commencing from and including the date on which such Warrant is issued to and including the last date on which rights of the Warrantholders to subscribe for Ordinary Shares pursuant to the Warrants can be exercised such that the Warrant Settlement Date will fall on the earlier of (a) 28 clear calendar days prior to the Initial Listing Application Filing Date and (b) (if and to the extent set out in the Relevant Listing Rules) on the last date for settlement of pre-IPO investments prior to the Initial Listing Application Filing Date;

“Warrant Settlement Date”, in respect of each Warrant Exercise, means the tenth Business Day immediately after the Warrant Exercise Date;

“Warrantholder” means a holder of Warrants (excluding, for the purpose of this Agreement, the IPO Company);

“Warrants” means the warrants issued by FL or FGL (as the case may be); and

“Withholding Party” has the meaning set out in Clause 9.7.3.

1.2	Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.3	Clauses and Headings

References to Clauses are to Clauses of this Agreement. Headings shall be ignored in construing this Agreement.

1.4	References to persons and companies

References to:

1.4.1	a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and

1.4.2	a company include any company, corporation or body corporate, wherever incorporated.

1.5	References to subsidiaries and holding companies

A company is a “subsidiary” of another company (its “holding company”) if that other company, directly or indirectly, through one or more subsidiaries:

1.5.1	holds a majority of the voting rights in it;

1.5.2	is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

1.5.3	is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

1.5.4	has the right to exercise a dominant influence over it, for example by having the right to give directions with respect to its operating and financial policies, with which directions its directors are obliged to comply.

1.6	Schedules etc.

References to this Agreement shall include any recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement.

1.7	Reference to documents

References to any document (including this Agreement), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.

1.8	Non-limiting effect of words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

1.9	Meaning of “to the extent that” and similar expressions

In this Agreement, “to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way.

2	Agreement

Conditional upon the Regulatory Approvals having been obtained:

2.1	on and subject to the terms of this Agreement, each Selling Securityholder and the IPO Company shall implement the steps set out in Clause 6 as applicable to each of them in order for each Selling Securityholder to sell, and the IPO Company to purchase, the respective number of Sale Securities set out in such Selling Securityholder’s Shareholding Addendum (each Selling Securityholder’s “Relevant Sale Securities”); and

2.2	the Sale Securities shall be sold by the Selling Securityholders free from Encumbrances and together with all rights and advantages attaching to them as at Closing (including the right to receive all dividends or distributions declared, made or paid on or after Closing).

3	Consideration

3.1	The consideration for the sale and purchase of the Relevant Sale Securities by each Selling Securityholder pursuant to the Transfer Documents and on the terms and conditions of this Agreement shall be the issue by the IPO Company of the Relevant Number of IPO Company Ordinary Shares to such Selling Securityholder.

3.2	The IPO Company Ordinary Shares shall be validly issued and allotted by the IPO Company in each case credited as fully paid and free from Encumbrances and together with all rights and advantages attaching to each of them as at Closing (including the right to receive all dividends or distributions declared, made or paid on or after Closing).

3.3	Each Selling Securityholder acknowledges and agrees that, notwithstanding any provision in this Agreement:

3.3.1	no agreement to sell and purchase Relevant Sale Securities shall be effective until all Regulatory Approvals have been obtained, it being recognised that Listing could not take place until such Regulatory Approvals are obtained;

3.3.2	the IPO Company shall not be obliged to issue IPO Company Ordinary Shares as the consideration for the sale and purchase of the Relevant Sale Securities if to do so would result in a breach of any Relevant Rules; and

3.3.3	where the issue of IPO Company Ordinary Shares as the consideration for the sale and purchase of the Relevant Sale Securities would result in a breach of any Relevant Rules, such breach will be promptly notified to each Selling Securityholder in writing accompanied by reasonable evidence, whereupon the consideration for the sale and purchase of the Relevant Sale Securities shall then comprise: (i) the issue by the IPO Company of the maximum number of IPO Company Ordinary Shares as permitted by the Relevant Rules, which shall be allocated to the Selling Securityholders pro rata to their existing holdings; and (ii) a cash amount to be paid by the IPO Company, equal to the price per IPO Public Share paid by new investors participating in the IPO multiplied by the number of remaining IPO Company Ordinary Shares not issued, in lieu of such remaining IPO Company Ordinary Shares.

4	Conditions

4.1	Conditions Precedent

This Agreement is conditional upon:

4.1.1	the Regulatory Approvals having been obtained; and

4.1.2	Listing taking place simultaneously with Closing,

(together, the “Closing Conditions”) before the Long Stop Date. Each of the FWD Parties and the PCG Parties shall use their commercially reasonable endeavours to satisfy the Closing Conditions before the Long Stop Date.

4.2	Satisfaction

Each of the PCG Parties and the FWD Parties shall inform each Selling Securityholder as soon as reasonably practicable in writing of the satisfaction of the Closing Conditions and deliver or make available to each Selling Securityholder reasonable evidence of the same within a reasonable period of time after becoming aware of the satisfaction of the Closing Conditions.

4.3	Non-Satisfaction

4.3.1	If any Closing Condition is not capable of being, or is not reasonably expected to be, satisfied before the Long Stop Date, each of the PCG Parties and the FWD Parties undertakes to inform each Selling Securityholder in writing as soon as reasonably practicable after it comes to its notice.

4.3.2	If any Closing Condition is not satisfied by the Long Stop Date or if the IPO Company informs the Selling Securityholders that it does not reasonably expect a Closing Condition to be satisfied before the Long Stop Date, the Parties agree that (a) any documents held by the IPO Company and the FWD Parties (as the case may be) pursuant to Clause 5.1.3 shall be immediately returned to the Selling Securityholders and (b) this Agreement shall terminate other than the Surviving Clauses (which shall continue in full force and effect notwithstanding termination of this Agreement), and no Party shall have any claim against any other Party under this Agreement other than any antecedent breaches occurring prior to termination.

5	Pre-Closing

5.1	Pre-Closing Obligations

5.1.1	By a date falling no later than five Business Days prior to the intended Listing Date, the IPO Company shall deliver a Listing Notification to each of the Selling Securityholders.

5.1.2	Within two Business Days after receipt of the Listing Notification from the IPO Company, each Selling Securityholder shall deliver to the IPO Company (or as the IPO Company may direct) undated Transfer Documents duly executed by it as transferor in respect of its Relevant Sale Securities in favour of the IPO Company (or such other member of the FWD Group as the IPO Company may direct) (including, without limitation, (an) original share certificate(s) in respect of its Relevant Sale Securities, or an indemnity in a form reasonably satisfactory to the IPO Company in favour of the transferee in respect of any share certificate found to be missing) in accordance with the manner as specified in the Listing Notification.

5.1.3	Each of the IPO Company and the FWD Parties (as the case may be) shall hold in escrow pending Listing all documents provided to it by the Selling Securityholders pursuant to Clause 5.1.2. Subject to Clause 6.2, each of the Selling Securityholders irrevocably agrees that, on Listing and against the due performance by the IPO Company of its obligations under Clause 6.2, such documents shall be released from escrow and be dated and effective from the date of Listing.

5.2	CPS Amendments

5.2.1	The CPS Holders are hereby notified that: (a) the date of the filing of the Initial Listing Application in connection with the Proposed Listing was 16 June 2021, and (b) the good faith estimate of the expected Market Capitalisation having taken into account the advice of the underwriters appointed in connection with the Proposed Listing is in excess of US$7 billion.

5.2.2	The PCG Parties, the FWD Parties and the CPS Holders agree that on the basis the Proposed Listing will not be on the Hong Kong Stock Exchange, the Discount Option shall be available and the CPS Amendments shall not be required to be implemented.

5.3	Warrant Exercise

5.3.1	The Warrantholders acknowledge that (a) the date of the filing of the Initial Listing Application in connection with the Proposed Listing was 16 June 2021, and (b) the expiry of the Warrant Exercise Period was 4 May 2021.

5.3.2	Each of the Warrantholders acknowledges and agrees that no Warrant Exercise may take place after the expiry of the Warrant Exercise Period.

6	Closing

6.1	Date

Subject to the Closing Conditions being satisfied, Closing shall take place at the time of and simultaneously with Listing.

6.2	Closing Events

6.2.1	On Closing, the IPO Company shall:

(i)	execute, deliver and/or make available all such documents (including, without limitation, the duly executed Transfer Documents and original share certificates provided by each Selling Securityholder pursuant to Clause 5.1.2) and take all such steps as are reasonably required for the sale and purchase of the Relevant Sale Securities from each Selling Securityholder;

(ii)	issue the Relevant Number of IPO Company Ordinary Shares on the Listing Date, each validly issued and allotted by the IPO Company, credited as fully paid and free from Encumbrance, and ranking pari passu in all respects with all other IPO Company Ordinary Shares, in each case in accordance with the Relevant Listing Rules:

(a)	to each Selling Securityholder (or an Affiliate of the relevant Selling Securityholder as each such Selling Securityholder may direct) and deliver or cause to be delivered to each such Selling Securityholder (or such Affiliate of the relevant Selling Securityholder ) duly executed share certificates of the IPO Company in favour of it in respect of such issue; or

(b)	(if and to the extent elected by each Selling Securityholder by written notice to the IPO Company at least five Business Days prior to Closing) in dematerialised form and procure such IPO Company Ordinary Shares to be deposited into the stock account of each such Selling Securityholder (or such other designated stock account of any Affiliate of the relevant Selling Securityholder as each such Selling Securityholder may direct), in each case as specified in such written notice; and

(iii)	in the event that Clause 3.3.3 applies, pay to the Selling Securityholder the cash amount calculated in accordance with Clause 3.3.3 and in the manner to be agreed by the Selling Securityholder in writing.

For the avoidance of doubt, Closing occurring in respect of each Selling Securityholder is not conditional upon Closing occurring in respect of other Selling Securityholders.

6.2.2	As soon as reasonably practicable after Closing, the IPO Company shall procure FL and FGL to cancel all Sale Securities acquired by it pursuant to Clause 6.2.1(i).

7	Representations, Warranties and Undertakings

7.1	Representations and Warranties of the Parties

Each of the PCG Parties and the FWD Parties represents and warrants to each other Party that, as at the date of this Agreement and as at the date of Closing:

7.1.1	Status

(i)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation; and

(ii)	it has the power to own its assets and carry on its business as it is being conducted.

7.1.2	Binding Obligations

The obligations expressed to be assumed by it under this Agreement are legal, valid, binding and enforceable obligations.

7.1.3	Non-Conflict with other Obligations

The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:

(i)	any law or regulation applicable to it;

(ii)	its constitutional documents; or

(iii)	any agreement or instrument binding on it or any of its assets.

7.1.4	Power and Authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement.

7.1.5	Authorisation and Consents

All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights under and comply with its obligations under this Agreement;

(ii)	to ensure that those obligations are legal, valid, binding and enforceable;

(iii)	to enable the Closing Conditions to be implemented; and

(iv)	to make this Agreement admissible in evidence in its jurisdiction of incorporation,

have been or will have been by the appropriate time for its obligations to be implemented in accordance with this Agreement, obtained or effected and are, or will be by the appropriate time, in full force and effect.

7.1.6	No Insolvency

No order has been made, no petition has been presented, no notice has been given, no meeting has been convened to consider a resolution and no resolution has been passed for the winding up of or for any other insolvency-related procedure in relation to it.

7.1.7	The IPO Company

The IPO Company does not have any material assets or liabilities other than its holding of Ordinary Shares, Preference Shares and CPS, and does not carry on any business activities other than in connection with the holding of Ordinary Shares, Preference Shares and CPS and becoming the holding company of the FWD Group pursuant to this Agreement.

Each of the Selling Securityholders represents and warrants to each other Party that, as at the date of this Agreement and as at the date of Closing:

7.1.8	Status

It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

7.1.9	Binding Obligations

The obligations expressed to be assumed by it under this Agreement are valid and binding obligations in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganisation, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

7.1.10	Power and Authority

It has the legal right and full power and authority to enter into and perform its obligations under this Agreement.

7.1.11	Authorisation and Consents

All Authorisations required for the execution, delivery and performance by the Selling Securityholders of this Agreement and the consummation by the Selling Securityholders of the transaction contemplated thereby have been or will have been by the appropriate time obtained or effected.

7.1.12	No Insolvency

No order has been made, no petition has been presented, no notice has been given, no meeting has been convened to consider a resolution and no resolution has been passed for the winding up of or for any other insolvency-related procedure in relation to it.

7.2	Additional Representations and Warranties of the Selling Securityholders

Each of the Selling Securityholders further represents and warrants to each of the PCG Parties and the FWD Parties, in respect of its Relevant Sale Securities, that, as at the date of this Agreement and as at the date of Closing:

7.2.1	it is the sole legal and beneficial owner of its Relevant Sale Securities;

7.2.2	it has the right to exercise all voting (if any), economic and other rights over its Relevant Sale Securities; and

7.2.3	there are no Encumbrances on, and no restrictions affecting the transferability of, its Relevant Sale Securities.

7.3	Additional Representations and Warranties of the PCG Parties and the FWD Parties

Each of the PCG Parties and the FWD Parties represents and warrants to the Selling Securityholders that:

7.3.1	on 17 December 2020, the IPO Company completed a merger with PCGI Limited pursuant to which PCGI Limited merged with and into the IPO Company in accordance with the Companies Act (as amended) of the Cayman Islands, upon which the IPO Company assumed all of the assets and liabilities of PCGI Limited, including any valid obligations of PCGI Limited under any contractual arrangement;

7.3.2	as at the date of this Agreement, the shareholding structure of the PCG Parties and the FWD Parties is substantially as set out in Part A of Schedule 2; and

7.3.3	as at the date of Closing:

(i)	the IPO Company Ordinary Shares, upon issuance pursuant to Clause 6.2.1(ii), are each validly issued and allotted, credited as fully paid and free from Encumbrance, ranking pari passu in all respects with all other IPO Company Ordinary Shares, and of a class listed on the Relevant Stock Exchange: and

(ii)	the shareholding structure of the PCG Parties, the FWD parties and the Selling Securityholders is substantially as set out in Part B of Schedule 2.

8	Deemed award of Ordinary Shares and CPS to the IPO Company

8.1	The Selling Securityholders agree that for the purpose of calculating their respective Relevant Percentages:

8.1.1	the IPO Company shall be treated as having been entitled to an additional 35,052 Ordinary Shares in each of FL and FGL; and

8.1.2	the IPO Company shall be treated as having been entitled to an additional 6,323 Series B-3 CPS with an initial investment amount as at 23 October 2020 at a valuation of US$2,036,146.78 (on an aggregated basis for Series B-3 CPS issued by FL and Series B-3 CPS issued by FGL) (being respectively the date and the valuation at which the IPO Company’s existing Series B-3 CPS were issued).

9	Other Provisions

9.1	Further Assurance

9.1.1	Other than in respect of the Shareholders’ Agreement, each Party acknowledges and agrees that to the extent any transactions contemplated herein (including the Listing and the fulfilment of the Closing Conditions) affect any right(s) it may have under any agreements, letters, arrangements or otherwise in connection with the FWD Group or its/his interests therein, all consents, approvals and/or waivers of any rights as may be required from it under such agreements, letters, arrangements or otherwise are hereby expressly granted with respect to the transactions contemplated herein.

9.1.2	Each Party shall, and shall use reasonable endeavours to procure that any necessary third party shall, execute such documents, obtain or provide (as the case may be) such Authorisation and do all such acts and things as the other Parties may reasonably require to implement, give effect to and give the full benefit of all of the provisions of this Agreement, including, without limitation, consenting to and/or facilitating the fulfilment of the Closing Conditions.

9.2	Transfer of Sale Securities

Each of the Selling Securityholders agrees that:

9.2.1	save as expressly permitted by the terms of its Relevant Sale Securities as are applicable and binding on it or the FWD Articles of Association or with the prior written consent from FL or FGL (as the case may be), it shall not transfer any of its Relevant Sale Securities to any other party;

9.2.2	in the case of any permitted transfer of any Sale Securities referred to in Clause 9.2.1, the transferring Selling Securityholder of such Sale Securities so transferred shall procure the transferee to undertake for the benefit of the other Parties to observe, perform and be bound by the terms of this Agreement as if it were a party to this Agreement, by promptly executing and delivering to the other Parties a Deed of Adherence substantially in the form set out in Schedule 3, failing which such transfer shall not be duly registered by the board(s) of FL or FGL (as the case may be).

9.3	Assignment

None of the Parties may, without the prior written consent of all other Parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of all or any of its obligations under this Agreement, or any benefit arising under or out of this Agreement (except in the case of any permitted transfer of any Sale Securities referred to in Clause 9.2.1 and where Clause 9.2.2 is complied with, to such transferee).

9.4	Confidentiality and Disclosure

9.4.1	Confidentiality

No disclosure relating to the existence or subject matter or provisions of this Agreement shall be made by or on behalf of any Party without the prior written approval of the other Parties (such consent not to be unreasonably withheld or delayed), save that disclosure shall be permitted:

(i)	to any of a corporate Party’s Affiliates, provided that such recipient complies with the requirement set out in Clause 9.4.1 in respect of information disclosed to it by the corporate Party pursuant to this Clause (and any corporate Party so disclosing will take responsibility for its Affiliates in respect of any breach caused by such Affiliate to the extent such Affiliate is not a party to a confidentiality undertaking directly with the Party suffering the breach, on terms substantially similar to those set out herein);

(ii)	to a Party’s and its Affiliates' consultants and professional advisers;

(iii)	to the extent any subject matter or provision of this Agreement has become publicly available (other than pursuant to a breach by the disclosing Party of Clause 9.4.1); and

(iv)	to the extent the disclosure or use is required by law, any governmental or regulatory body or any stock exchange on which shares of any Party or Swiss Re Ltd are listed.

9.4.2	Announcements

No announcement relating to the existence or subject matter or provisions of this Agreement (including through disclosure in the prospectus of the IPO Company) shall be made or issued by or on behalf of any Party without the prior written approval of the other Parties (such consent not to be unreasonably withheld or delayed).

The restriction in this Clause 9.4.2 shall not apply to any announcement required by any law, applicable securities exchange, supervisory, regulatory or governmental body, provided that each Party shall ensure that it or the relevant member of its group making the announcement shall reasonably, and to the extent not prohibited by the Relevant Rules, consult with the other Parties in advance, offer the other Parties reasonable opportunities to comment as to the form, content and timing of the announcement and the use of any such other Parties’ names therein.

9.5	Specific Performance

Without prejudice to any other rights or remedies which a Party may have under this Agreement, the Parties acknowledge and agree that damages may not be an adequate remedy for breach of the obligations under this Agreement. The obligations of each Party under this Agreement shall be enforceable by a decree or Order for specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

9.6	Costs

Each Party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement and the documents to be entered into pursuant to it.

9.7	Taxes

9.7.1	Each Selling Securityholder must pay directly to the relevant authorities any taxes and capital, stamp, issue and registration and transfer duties arising out of the sale and purchase of its Relevant Sale Securities in consideration for the issuance of new IPO Company Ordinary Shares to it.

9.7.2	Each Selling Securityholder must also pay all, if any, taxes imposed on it and arising by reference to any disposal or deemed disposal of its Relevant Sale Securities or interest therein in connection with the sale and purchase of its Relevant Sale Securities in consideration for the issuance of new IPO Company Ordinary Shares to it.

9.7.3	If a member of the FWD Group (or an entity in which a member of the FWD Group holds equity securities) (a “Withholding Party”) is required by any Relevant Rule to withhold any amount of taxes imposed on a Selling Securityholder in connection with any matter contemplated in this Agreement, the IPO Company shall, as soon as reasonably practicable after becoming aware of the amount of taxes required to be withheld by the Withholding Party (the “Closing Tax Liability”), deliver a written notice to such Selling Securityholder specifying: (i) the amount of Closing Tax Liability required to be withheld by the Withholding Party; and (ii) details of the bank account of the Withholding Party into which the relevant Selling Securityholder shall pay the relevant amount of Closing Tax Liability (the “Tax Notice”).

9.7.4	Within ten Business Days after receipt of the Tax Notice, each relevant Selling Securityholder shall remit the relevant amount of Closing Tax Liability into the bank account set out in the Tax Notice delivered by the IPO Company pursuant to Clause 9.7.3.

9.7.5	Subject to and upon receipt of the contribution by each relevant Selling Securityholder in respect of its Closing Tax Liability pursuant to Clauses 9.7.3 and 9.7.4 above, the IPO Company shall procure the relevant Withholding Party to pay such Closing Tax Liability to the relevant authority on behalf of the relevant Selling Securityholder, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment. The IPO Company shall procure that reasonable evidence of such payment is made available to each relevant Selling Securityholder.

9.7.6	Each Selling Securityholder shall indemnify the IPO Company against any Losses as may be suffered by the Withholding Party as a result of such Selling Securityholder’s failure to comply with any of its obligations under this Clause 9.7.

9.7.7	The IPO Company shall indemnify a Selling Securityholder against any Losses as may be suffered by it as a result of a Withholding Party failing to pay such Selling Securityholder’s Closing Tax Liability to the relevant authority if the Withholding Party had received the relevant contribution from such Selling Securityholder pursuant to Clauses 9.7.3 and 9.7.4 above.

9.7.8	For U.S. federal income tax purposes, the Parties hereto intend that: (i) the IPO Company Ordinary Shares to be issued to the Selling Securityholders shall constitute “voting stock” for the purposes of Section 368(a) of the Code, and (ii) the sale of the Relevant Sale Securities by each Selling Securityholder and the issue by the IPO Company of the IPO Company Ordinary Shares to such Selling Securityholder shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

9.8	Invalidity

9.8.1	Invalidity

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

9.8.2	Severance

(i)	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 9.8.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 9.8.1, not be affected.

(ii)	If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision(s) by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

9.9	Preservation of Commercial Interests

The Parties shall negotiate in good faith with a view to agreeing one or more provisions which may be substituted for any invalid, illegal or unenforceable provision and produce as nearly as is practicable in all the circumstances the appropriate balance of the commercial interests of the Parties.

9.10	Time of the Essence

Time shall be of the essence of this Agreement, both as regards the dates, times and periods mentioned in this Agreement and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing among the Parties.

9.11	No Partnership or Agency

No provision in this Agreement shall be deemed to constitute any partnership between the Parties, nor constitute any Party acting as the agent of any other Party for any purpose.

9.12	Amendments and Waivers

9.12.1	No variation or waiver of any provision or condition of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the Parties except where a variation or waiver applies only to one Selling Securityholder, such variation of waiver insofar as it affects that Selling Securityholder shall be effective if it is in writing and signed by or on behalf of each PCG Party, each FWD Party and that Selling Securityholder.

9.12.2	Unless expressly agreed, no variation or waiver of any provision or condition of this Agreement shall constitute a general variation or waiver of any provision or condition of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation or waiver, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied or waived.

9.13	Parties' Rights and Remedies

9.13.1	No impairment

No failure or delay by a Party in exercising any right or remedy provided by law or under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time. No single or partial exercise of any right or remedy by a Party shall preclude any other or further exercise of such right or remedy or the exercise of any other right or remedy.

9.13.2	Cumulative rights and remedies

The rights and remedies of each Party under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.

9.13.3	Non-reliance and Exclusive Remedies

Each Party agrees and acknowledges that:

(i)	in entering into this Agreement, it is not relying on any representation, warranty or undertaking not expressly incorporated into it; and

(ii)	its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement and each of the Parties waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

9.13.4	Liability for fraud

Nothing in this Clause 9.13 excludes or limits any liability for fraud.

9.14	Notices

9.14.1	Writing and Delivery

Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing;

(ii)	in English;

(iii)	delivered by hand, fax, email, pre-paid recorded delivery, pre-paid special delivery or courier using an internationally recognised courier company.

9.14.2	Notice Details

A Notice to a Party shall be sent to the address set out on its signature page to this Agreement, or such other person or address as such Party may notify to the IPO Company from time to time.

9.14.3	Deemed Receipt

A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at 9:00 am on the second Business Day after posting or at the time recorded by the delivery service;

(ii)	at the time of delivery, if delivered by hand or courier;

(iii)	at the time of transmission in legible form, if delivered by fax; or

(iv)	at the time of sending, if sent by email, provided that receipt shall not occur if the sender receives an automated message indicating that the email has not been delivered to the recipient.

9.15	Counterparts

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, and each such counterpart shall constitute an original of this Agreement but all of which shall together constitute one and the same instrument. This Agreement shall not be effective until each Party has executed at least one counterpart.

9.16	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

9.17	Governing Law and Arbitration

9.17.1	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

9.17.2	Arbitration

(i)	Any Dispute shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with those rules. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English.

(ii)	Each Party irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong to support and assist the arbitration process pursuant to Clause 9.17.2(i) including, if necessary, the grant of interlocutory relief pending the outcome of that process.

IN WITNESS WHEREOF this Agreement has been executed on the date first stated above.

For and on behalf of

FWD GROUP HOLDINGS LIMITED (formerly known as PCGI Intermediate Holdings Limited)

By:	[***]

Name: [***]

Title: [***]

Address: FWD Group, 13/F, 14 Taikoo Wan Road, Taikoo Shing, Hong Kong

Fax: [***]

Email: [***]

For and on behalf of

PCGI HOLDINGS LIMITED

By:	[***]

Name: [***]

Title: [***]

Address: [***]

Fax: [***]

Email: [***]

For and on behalf of

FWD LIMITED

By:	[***]

Name: [***]

Title: [***]

Address: FWD Group, 13/F, 14 Taikoo Wan Road, Taikoo Shing, Hong Kong

Fax: [***]

Email: [***]

For and on behalf of

FWD GROUP LIMITED

By:	[***]

Name: [***]

Title: [***]

Address: FWD Group, 13/F, 14 Taikoo Wan Road, Taikoo Shing, Hong Kong

Fax: [***]

Email: [***]

By:

[***]
[***]
Address: [***]
Fax: [***]

By:

[***]
[***]
Address: [***]
Fax: [***]

By:

[***]
[***]
Address: [***]
Fax: [***]

By:

[***]
[***]
Address: [***]
Fax: [***]

By:

[***]
[***]
Address: [***]
Fax: [***]

By:

[***]
[***]
Address: [***]
Fax: [***]

By:

[***]
[***]
Address: [***]
Fax: [***]

By:

[***]
[***]
Address: [***]
Fax: [***]

By:

[***]
[***]
Address: [***]
Fax: [***]

By:

[***]
[***]
Address: [***]
Fax: [***]

By:

[***]
[***]
Address: [***]
Fax: [***]

By:

[***]
[***]
Address: [***]
Fax: [***]

For and on behalf of

[***]

By:	[***]	By:	[***]
Name: [***] Title: [***] Address: [***] Fax: [***] Email: [***]		Name: [***] Title: [***] Address: [***] Fax: [***] Email: [***]

For and on behalf of

[***]

By:	[***]
Name: [***] Title: [***] Address: [***] Fax: [***] Email: [***]

For and on behalf of

[***]

By:	[***]
Name: [***] Title: [***] Address: [***] Fax: [***] Email: [***]

For and on behalf of

[***]

By:	[***]
Name: [***] Title: [***] Address: [***] Fax: [***] Email: [***]

For and on behalf of

[***]

By:	[***]
Name: [***] Title: [***] Address: [***] Fax: [***] Email: [***]

Schedule 1

Securityholders as of the date of this Agreement

[***]

[Omitted pursuant to Regulation S-K, Item 601(a)(5)]

Schedule 2

Part A: Group Structure Chart as at the date of this Agreement

[***]

[Omitted pursuant to Regulation S-K, Item 601(a)(5)]

Part B: Group Structure Chart immediately after the sale and purchase of the Sale Securities and the issue of the IPO Company Ordinary Shares to the Selling Securityholders

[***]

[Omitted pursuant to Regulation S-K, Item 601(a)(5)]

Schedule 3

Agreed Form Deed of Adherence

THIS DEED is made on [date] by [insert name] of [insert address] (a “New Securityholder”) as a deed poll.

WHEREAS:

(A)	This Deed is made pursuant to Clause 9.2.2 of the implementation agreement dated [●] 2021 between, among others, PCGI Intermediate Holdings Limited, PCGI Holdings Limited, FWD Limited, FWD Group Limited and [insert name] (the “Transferring Securityholder”) (the “Agreement”);

(B)	The New Securityholder has agreed to purchase [insert number and type of Sale Securities transferred] and to assume the obligations imposed on the Transferring Securityholder under the Agreement, if and to the extent set out in this Deed.

This Deed witnesses as follows:

1	Terms defined in the Agreement have the same meaning in this Deed, unless otherwise stated.

2	The New Securityholder confirms that it has been supplied with a copy of the Agreement.

3	The New Securityholder undertakes for the benefit of the each of the PCG Parties, the FWD Parties and the Securityholders other than the Transferring Shareholder to observe, perform and be bound by the terms of the Agreement as if the New Securityholder were (i) a party to the Agreement, (ii) a Securityholder and (iii) a Selling Securityholder in respect of the Sale Securities specified in Recital (B) above.

The notice details of the New Securityholder for the purpose of Clause 9.14.2 of the Agreement are as follows:

[Address]

Fax:

[E-mail:]

Attention:                             [Title]

4	This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with [English] law.

This Deed has been delivered on the date first stated above.

SIGNED as a DEED by [name of company] acting by [name of director] a Director in the presence of [name of witness]	[signature of Director]
[Signature of witness]
Name
Address
Occupation